Exhibit 99.1
Unica Announces Results for Fiscal Fourth Quarter and Fiscal Year 2005
WALTHAM, Mass — November 2, 2005 — Unica Corporation (Nasdaq: UNCA), a global provider of Enterprise Marketing Management (EMM) solutions, today announced financial results for its fiscal fourth quarter and fiscal year ended September 30, 2005.
For the fourth quarter of 2005, Unica reported total revenue of $17.2 million, an increase of 25% compared with the fourth quarter of 2004. License revenue increased 27% to $8.0 million and maintenance and services revenue increased 23% to $9.3 million, from the prior year quarter. For the fourth quarter of 2005, maintenance and services revenue was comprised of maintenance of $6.8 million, which increased 25% from the prior year quarter, and services of $2.4 million, which increased 17% from the prior year quarter.
For fiscal year 2005, Unica reported total revenue of $63.5 million, an increase of 30% compared with fiscal year 2004. License revenue increased 22% to $29.3 million and maintenance and services revenue increased 39% to $34.2 million, from the prior year. For fiscal year 2005, maintenance and services revenue was comprised of maintenance of $25.0 million, which increased 40% from the prior year, and services of $9.2 million, which increased 25% from the prior year.
Yuchun Lee, Chief Executive Officer of Unica Corporation, stated, “We are very pleased with our fiscal fourth quarter and year results, which reflect the momentum of the EMM market and our leadership position.” Mr. Lee added, “Our highly flexible and scalable technology architecture, combined with our best-in-class EMM suite, is a significant competitive advantage fueling our growth and success. Additionally, our commitment to customer success and the growing adoption of Unica’s Affinium® suite by large and small companies and partners across the globe continues to solidify our leadership position in EMM.”
Unica’s income from operations and net income, determined in accordance with U.S. generally accepted accounting principles (GAAP), were $2.3 million and $1.7 million, respectively, for the fourth quarter of 2005, compared with income from operations of $1.2 million and net income of $1.1 million in the same period last year. This represented growth of 93% in income from operations and 62% in net income.
Unica’s income from operations and net income, determined in accordance with GAAP, were $6.3 million and $4.5 million, respectively, for the fiscal year 2005 compared with income from operations of $4.0 million and net income of $3.5 million in the same period last year. This represented growth of 56% in income from operations and 31% in net income.
GAAP diluted loss per share was ($0.15) for the fourth quarter and $(0.03) for the year ended September 30, 2005, compared with earnings per share of $0.05 for the fourth quarter and $0.16 for the year ended September 30, 2004. The loss per share incurred in the quarter and year ended September 30, 2005 resulted principally from a special one-time $4.1 million preferred stock dividend that was paid in August 2005 in connection with Unica’s initial public offering and the accretion of preferred stock dividends, both of which reduced net income applicable to common stockholders in the computation of GAAP earnings per share.
Excluding the effect of the preferred stock dividend, stock-based compensation expense and amortization of intangibles arising from business combinations, non-GAAP earnings per share on a fully diluted basis was $0.10 for the quarter ended September 30, 2005, as compared to $0.08 in the prior year period, and was $0.32 for fiscal 2005 as compared to $0.26 for fiscal 2004. Non-GAAP earnings per share also assumes the conversion of Unica’s preferred stock into common shares for all periods.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in the press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”
Unica had cash, cash equivalents, and short-term investments of $60.1 million at September 30, 2005, an increase of $36.0 million as compared to the end of the prior fiscal year, due primarily to proceeds from the recently completed initial public offering as well as cash flow from operations for fiscal 2005. Deferred revenue at September 30, 2005 was $24.6 million, an increase of 21% on a year-over-year basis.
Richard Darer, Chief Financial Officer of Unica, stated, “Our fiscal fourth quarter capped off a very successful year for Unica. For the year, we grew revenue at over 30%, increased operating margin and continued to generate strong operating cash flow. The combination of our attractive business model and business momentum puts us in a solid position as we enter our fiscal year 2006.”
Additional Fourth Quarter Business Highlights:
•	Continued to enjoy success with industry leaders across a broad range of vertical industries markets, including automotive, financial services, retail, telecommunications, travel and hospitality, and technology. The customers added within these verticals include CVS, DaimlerChrysler, Fortis Bank and Virgin Mobile.

•	Received CRM Magazine’s 2005 CRM Market Leader Award in the Marketing Automation category for the second consecutive year. Unica surpassed all other competitors in each of the three key reputation categories, and its year-over-year scores increased in both the customer satisfaction and depth of functionality categories.

•	Announced and delivered enhancements to Affinium Plan, Unica’s marketing resource management solution. The financial and operations management enhancements extend metrics and performance management capabilities to integrate and align marketing and strategic objectives.
Financial Outlook
Unica also announced its expectations for the following operating results for the quarter ending December 31, 2005 and the fiscal year ending September 30, 2006:
First Quarter of Fiscal 2006
•	Revenue: Targeting $17.8 million with a certain amount of variability

•	Non-GAAP Operating Income: Expected to be between $1.8 and $1.9 million

•	Non-GAAP Diluted Earnings Per Share: Expected to be between $0.07 and $0.08, based on an estimated weighted average of 20.0 million shares outstanding and an estimated effective tax rate of 34.5%.
Fiscal Year 2006
•	Revenue: Targeting $76.5 million to $77.5 million with a certain amount of variability

•	Non-GAAP Operating Income: Expected to be between $8.75 million to $9.25 million

•	Non-GAAP Diluted Earnings Per Share: Expected to be between $0.35 and $0.36, based on an estimated weighted average of 20.4 million outstanding shares and an estimated effective tax rate of 34.5%.

The preceding information with respect to non-GAAP operating income and earnings per share excludes amortization of intangibles arising from business combinations, stock-based compensation expense related to stock options granted at less than fair value of Unica’s common stock, and stock-based compensation expense related to Statement of Financial Accounting Standards 123R, which Unica will adopt commencing with the first quarter of fiscal 2006. Operating income and earnings per share estimates in accordance with GAAP are not being provided, because Unica is unable to forecast accurately the number and timing of compensatory equity grants for the first quarter of fiscal 2006 or the full fiscal year 2006 and therefore cannot predict the amount of stock-based compensation expense that will be incurred during those periods.
Conference Call Details
Unica will discuss its quarterly results and related matters via teleconference today, November 2, 2005, at 4:30 p.m. (EST). To access this call, dial 888-802-2275 (domestic) or 913-312-1267 (international) at least five minutes prior to the start time. A replay of this conference call will be available at 888-203-1112 (domestic) or 719-457-0820 (international) until 5:00 p.m. on November 9, 2005. The replay passcode is 1605974. An audio webcast of this conference call will also be available until 5:00 p.m. on November 9, 2005 on the “Investor Relations” page of the Company’s Web site,
http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=186645&eventID=1147703.
Non-GAAP Financial Measures
Unica has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP earnings per share and estimated future non-GAAP operating income, net income and earnings per share. Unica uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Unica’s ongoing operational performance. Unica believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial results with other companies in Unica’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude the effect of stock-based compensation expense and amortization of intangibles arising from business combinations and the special one-time preferred dividend paid in August 2005 in connection with Unica’s initial public offering and assumes the conversion of Unica’s preferred stock into common stock for all periods presented.
Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.
About Unica
Unica Corporation is a leading global provider of EMM software designed to help businesses increase their revenues and improve the efficiency and measurability of their marketing operations. Unica focuses exclusively on the needs of marketing organizations and its Affinium software addresses the principal functions of EMM including marketing and customer analytics, demand generation and marketing resource management. Approximately 300 companies in a wide range of industries use Affinium to manage the complexities and processes of marketing and to facilitate the operations of a customer-centric business. Unica’s customers include ABN AMRO, Capital One, Choice Hotels, Comcast, Lands’ End, Nordstrom, Reader’s Digest, Scotiabank and Vodafone. Unica has offices across the United States, including its corporate headquarters in Waltham, Massachusetts, as well offices in the United Kingdom, France, Germany, Singapore and India. For more information, call 781-839-8000 or visit www.unica.com.

Note to Editors: Unica and Affinium are registered trademarks of Unica Corporation. Other product or service names mentioned herein remain the property of their respective owners.
Forward-looking Statements
The information provided under “Financial Outlook” above contains forward-looking statements that relate to future events and future financial performance of Unica. These forward-looking statements are based upon Unica’s historical performance and its current plans, estimates and expectations and are not a representation that such plans, estimates, or expectations will be achieved. These forward-looking statements represent Unica’s expectations as of the date of this press announcement. Subsequent events may cause these expectations to change, and Unica disclaims any obligation to update or revise the forward-looking statements in the future. Matters subject to forward-looking statements involve known and unknown risks and uncertainties, including the possibility that the market for enterprise software does not develop as anticipated; the volatility of our stock price due to the difficulty in predicting operating results and the long sales cycle for Unica’s software; a failure by Unica to develop new software products and enhance existing products; failure to retain key staff; a failure by Unica to maintain historical maintenance renewal rates; and a failure to properly protect Unica’s proprietary rights and intellectual property. These and other factors could cause Unica’s performance or achievements to be materially different from those expressed or implied by the forward-looking statements.
Contacts:
MEDIA:
Donna Tolley
Unica Corporation
781-839-8000
dtolley@unica.com
INVESTORS:
Kori Doherty
Integrated Corporate Relations
617-217-2084
kdoherty@icrinc.com
Source: Unica Corporation

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED INCOME STATEMENTS
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2005	2004	2005

Revenue:
License	$6,292	$7,985	$24,019	$29,343
Maintenance and services	7,534	9,252	24,696	34,205

Total revenue	13,826	17,237	48,715	63,548

Cost of revenue:
License	286	277	687	957
Maintenance and services	2,166	2,836	8,075	10,679

Total cost of revenue (1)	2,452	3,113	8,762	11,636

Gross profit	11,374	14,124	39,953	51,912

Operating expenses: (1)
Sales and marketing	6,516	6,752	22,971	26,802
Research and development	2,398	2,982	8,333	11,466
General and administrative	1,177	2,014	4,206	6,927
Amortization of intangible assets	112	111	433	460

Total operating expenses	10,203	11,859	35,943	45,655

Income from operations	1,171	2,265	4,010	6,257

Other income (expense), net	130	335	223	593

Income before provision for income taxes	1,301	2,600	4,233	6,850
Provision for income taxes	244	884	769	2,329

Net income	$1,057	$1,716	$3,464	$4,521

Net income (loss) per common share: (2)
Basic	$0.06	$(0.15)	$0.18	$(0.03)

Diluted	$0.05	$(0.15)	$0.16	$(0.03)

Weighted average common shares outstanding:
Basic	9,550	15,761	9,420	11,342

Diluted	11,277	15,761	10,829	11,342

(1) Amounts include stock-based compensation, as follows:
Cost of maintenance and services revenue	$18	$19	$24	$94
Sales and marketing expense	29	38	40	171
Research and development expense	20	(2)	30	68
General and administrative expense	13	30	17	120

Total stock-based compensation expense	$80	$85	$111	$453

(2)	Under the two-class method, in accordance with SFAS No. 128, Earnings Per Share, basic net income (loss) per share was computed by dividing the net income (loss) applicable to common stockholders by the weighted-average number of common shares outstanding for the fiscal period. Diluted net income (loss) per share was computed using the more dilutive of (a) the two-class method and (b) the if-converted method. The Company allocates net income first to preferred stockholders based on dividend rights under the Company’s charter and dividends paid, and then to preferred and common stockholders, pro rata, based on ownership interests. Net losses were not allocated to preferred stockholders. In addition, for the quarter and year ended September 30, 2005, net loss applicable to common stockholders and net loss per share reflect the payment of a special one-time preferred stock dividend of $4.1 million in August 2005 in connection with Unica’s initial public offering. For all periods presented, the application of the two-class method was more dilutive than the if-converted method. Diluted net income (loss) per share gives effect to all potentially dilutive securities, including stock options using the treasury stock method. The following is a reconciliation of net income to net income (loss) applicable to common stockholders for the calculation of diluted earnings per share

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2005	2004	2005

Net income	$1,057	$1,716	$3,464	$4,521
Accretion of preferred stock dividend and allocation of net income to preferred stockholders	(468)	(84)	(1,682)	(841)
Payment of special one-time preferred stock dividend	—	(4,062)	—	(4,062)

Net income (loss) applicable to common stockholders, diluted	$589	$(2,430)	$1,782	$(382)

UNICA CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)
(in thousands)

	As of September 30,
	2004	2005

ASSETS

Current Assets:
Cash and cash equivalents	$24,061	$43,898
Short-term investments	—	16,172
Accounts receivable, net	11,386	15,220
Prepaid expenses and other current assets	2,559	1,928

Total current assets	38,006	77,218
Property and equipment, net	1,189	1,630
Other assets and intangibles, net	3,219	2,756

Total assets	$42,414	$81,604

LIABILITIES, REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS’ (DEFICIT) EQUITY

Current liabilities:
Accounts payable	$1,548	$1,356
Accrued expenses	6,770	9,241
Short-term deferred revenue	18,581	22,406

Total current liabilities	26,899	33,003
Long-term deferred revenue	1,709	2,228

Total liabilities	28,608	35,231

Redeemable convertible preferred stock, at redemption value	15,364	—
Stockholders’ (deficit) equity:
Common stock	96	189
Additional paid-in capital	1,286	45,280
Deferred stock-based compensation	(561)	(354)
Accumulated (deficit) earnings	(2,583)	1,098
Accumulated other comprehensive income	204	160

Total stockholders’ (deficit) equity	(1,558)	46,373

Total liabilities, redeemable preferred stock and stockholders’ (deficit) equity	$42,414	$81,604

UNICA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)
(in thousands)

	Year Ended September 30,
	2004	2005

Cash flow from operating activities:
Net income	$3,464	$4,521
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	509	787
Amortization of intangible assets	433	460
Non-cash stock based compensation charge	111	453
Deferred tax benefit	(458)	(468)
Changes in operating assets and liabilities:
Accounts receivable, net	(6,620)	(3,865)
Prepaid expenses and other current assets	(1,318)	686
Other assets	73	(79)
Accounts payable	1,069	(195)
Accrued expenses	1,965	2,557
Deferred revenue	9,467	4,466

Net cash provided by operating activities	8,695	9,323

Cash flows from investing activities:
Purchases of property and equipment	(980)	(1,236)
Unrealized gains on available-for-sale securities	—	(1)
Proceeds from sale and maturity of short-term investments	—	3,400
Purchase of short-term investments	—	(19,572)

Net cash used in investing activities	(980)	(17,409)

Cash flows from financing activities:
Repayment of line of credit and notes payable	(544)	—
Proceeds from issuance of common stock, net of issuance costs	—	38,938
Payment of dividend	—	(11,823)
Proceeds from exercise of stock options	383	938

Net cash provided by (used in) financing activities	(161)	28,053

Effect of foreign currency on cash and cash equivalents	(28)	(130)

Net increase in cash and cash equivalents	7,526	19,837
Cash and cash equivalents at the beginning of period	16,535	24,061

Cash and cash equivalents at the end of period	$24,061	$43,898

UNICA CORPORATION AND SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(unaudited)
(in thousands, except per share data)

	Three Months Ended		Year Ended
	September 30,		September 30,
	2004	2005	2004	2005

Non-GAAP financial measures and reconciliation:

Income from operations	$1,171	$2,265	$4,010	$6,257
Add: Stock-based compensation	80	85	111	453
Add: Amortization of intangible assets	112	111	433	460

Non-GAAP income from operations	$1,363	$2,461	$4,554	$7,170

Net income	$1,057	$1,716	$3,464	$4,521
Add: Stock-based compensation, net of tax	65	56	91	298
Add: Amortization of intangible assets, net of tax	91	73	354	302

Non-GAAP net income	$1,213	$1,845	$3,909	$5,121

Diluted non-GAAP net income per share (3)	$0.08	$0.10	$0.26	$0.32

Shares used in per share calculation:
Diluted	15,360	18,456	14,912	16,210

(3) Non-GAAP weighted average shares outstanding for all periods presented assume the conversion of Unica’s preferred stock into 4,083 shares of common stock. As a result, earnings applicable to common shareholders is not affected by the accretion of preferred stock dividends, allocation of earnings to preferred stockholders, or special one-time preferred stock dividends paid, as in the computation of GAAP EPS.